MC-369763

Certificate of Incorporation on Change of Name

I DO HEREBY CERTIFY that

TPG Pace VIII Holdings Corp.

having by Special resolution dated 13th day of January Two Thousand Twenty-One changed its name, is now incorporated under name of

TPG Pace Solutions Corp.

Given under my hand and Seal at George Town in the
Island of Grand Cayman this 13th day of January
Two Thousand Twenty-One

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

An Authorised Officer,
Registry of Companies,
Cayman Islands.

Authorisation Code : 415266482033
www.verify.gov.ky
14 January 2021